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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
W.W. GRAINGER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

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W.W. GRAINGER, INC.
100 Grainger Parkway, Lake Forest, IL 60045-5201
(847) 535-1000

    March 24, 2000

Dear Grainger Shareholder:

    The W.W. Grainger, Inc. 2000 annual meeting of shareholders will be held at our headquarters located at 100 Grainger Parkway, Lake Forest, Illinois (see map overleaf) on Wednesday, April 26, 2000, at 10 A.M. (CDT).

    We will report at the meeting on our operations and other matters of current interest. The Board of Directors and management cordially invite you to attend.

    The formal notice of the annual meeting and the proxy statement follow. Whether or not you plan to attend the meeting, please ensure that your shares are represented by giving us your proxy. You can do so by telephone, by Internet, or by signing and dating the enclosed proxy form and returning it promptly in the envelope provided.

                      Sincerely,

                      [SIGNATURE]

                      Richard L. Keyser
                      Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

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W.W. GRAINGER, INC.
100 Grainger Parkway, Lake Forest, IL 60045-5201
(847) 535-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2000

     The annual meeting of shareholders of W.W. Grainger, Inc. will be held at its offices at 100 Grainger Parkway, Lake Forest, Illinois (see map on previous page) on April 26, 2000, at 10 A.M. (CDT) for the following purposes:

  1.
  To elect eleven directors for the ensuing year;

  2.
  To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 2000; and

  3.
  To transact such other business as may properly come before the meeting and any adjournment thereof.

    The Board has fixed the close of business on March 6, 2000 as the record date for the meeting. Shareholders may vote either in person or by proxy.

    By order of the Board of Directors.

                      J. M. Baisley
                      Secretary

Lake Forest, Illinois
March 24, 2000

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W.W. GRAINGER, INC.
100 Grainger Parkway
Lake Forest, Illinois 60045-5201
(847) 535-1000

PROXY STATEMENT

INTRODUCTION

What is the purpose of the proxy statement?

    This proxy statement relates to Grainger's 2000 annual meeting of shareholders to be held on April 26, 2000 and any adjournment of that meeting. It contains information intended to help you make your voting decisions. We are sending the proxy statement to you because Grainger's Board of Directors is soliciting your proxy to vote your shares at the meeting. The mailing of the proxy statement and other proxy soliciting material to you and other shareholders began on or about March 24, 2000.

What matters are scheduled to be presented?

  •
  The election of eleven directors; and

  •
  A proposal to ratify the appointment of Grant Thornton LLP as Grainger's independent auditors for the year ending December 31, 2000.

Who is entitled to vote?

    Holders of shares of common stock outstanding on Grainger's books at the close of business on March 6, 2000, the record date for the meeting, may vote. At that time there were 93,523,827 shares of common stock outstanding.

How many votes do I have?

    In the election of directors you have the right to cumulative voting. This means that you have a number of votes in the election equal to the number of shares you own times the number of directors being elected. You may direct that your votes be cast for one nominee or be apportioned among two or more of them.

    In any matter other than the election of directors, each of your shares is entitled to one vote.

What if I don't indicate my voting choices?

    If Grainger receives your proxy in time to permit its use at the meeting, your shares will be voted in accordance with the instructions you indicate. If no instructions are indicated, your shares will be voted as recommended by Grainger's Board. More particularly, your shares will be voted FOR the election of the director nominees and FOR the proposal to ratify the appointment of independent auditors.

How does discretionary voting apply?

    Grainger is not aware of any matter not described in this proxy statement that will be presented for consideration at the meeting. If another matter is properly presented and your proxy does not withhold discretionary authority, your shares will be voted on the matter in accordance with the judgment of the person or persons voting the proxy.

May I revoke my proxy?

    You may revoke your proxy at any time before the voting at the meeting. You can do so in one of the following ways:

  1.
  Notify Grainger's Corporate Secretary in writing that you are revoking your proxy; or

  2.
  Give another proxy with a later date (which can be done by telephone or Internet); or

  3.
  Vote in person at the meeting.

What does it mean if I receive more than one proxy statement and request for a proxy?

    Your shares are probably registered in different ways or are in more than one account. Please respond to all of the proxy requests to ensure that all your shares are voted.

What constitutes a quorum at the meeting?

    A quorum is necessary for valid action to be taken at the meeting. The presence of a majority of the shares entitled to vote at the meeting constitutes a quorum. Presence may be in person or by proxy. Your shares will be present by proxy and count towards the quorum if you give us your proxy by telephone, by Internet, or by signing, dating, and returning a proxy form.

Who pays the costs of soliciting proxies?

    Grainger will pay all the costs of soliciting proxies. Brokerage firms, custodians, nominees, fiduciaries, and other intermediaries are being asked to forward the proxy soliciting materials to beneficial owners of Grainger common stock and to obtain their authority to give proxies. Grainger will reimburse these intermediaries for their reasonable expenses in doing so.

    In addition to mailing proxy soliciting materials, proxies may be solicited personally or by telephone or other means by Grainger's directors, officers, and regular employees. They will not receive additional compensation for these services, other than normal overtime pay, if applicable. Representatives of Grainger's transfer agent may also solicit proxies. Grainger additionally has employed D.F. King & Co., Inc. to help solicit proxies and will pay that firm approximately $5,000 for its services, plus reasonable costs and expenses.

How do I submit a shareholder proposal or nominate a director?

    If you wish to have a shareholder proposal included in Grainger's proxy soliciting material for the 2001 annual meeting of shareholders, please send a notice of intent to submit the proposal at the meeting to Grainger's Corporate Secretary at our headquarters. The notice, including the text of the proposal, must be in writing, signed, and in compliance with the proxy rules of the Securities and Exchange Commission (SEC). Grainger must receive the notice no later than November 25, 2000 for the proposal to be considered for inclusion in the proxy soliciting material for the meeting.

    Grainger's by-laws require that there be furnished to Grainger written notice concerning the submission of a proposal (other than a proposal submitted at the Board's direction) and the nomination of a person for election as a director (other than a person nominated at the Board's direction) at a meeting of shareholders. For the submission or nomination to be proper, the notice must contain certain information about the proposing or nominating shareholder, and the proposal or nominee, as the case may be. For a proposal, the notice must be furnished generally not less than 30 days and not more than 60 days before the meeting. For a nomination, the notice must be furnished no later than the date calculated in accordance with the SEC notice requirements referred to in the preceding paragraph.

    Under Grainger's by-laws, the 2001 annual meeting of shareholders will be held on April 25, 2001. A copy of the by-laws may be obtained free of charge on written request to Grainger's Corporate Secretary at our headquarters.

ELECTION OF DIRECTORS

    Grainger's directors are elected each year at the annual meeting. Eleven directors will be elected at this year's annual meeting. The directors will serve until the 2001 annual meeting of shareholders and until their successors have been elected and qualified.

    Directors are elected by a plurality of the votes cast in the election. If your proxy authorizes a vote for any of the nominees, the person or persons voting the proxy, voting cumulatively, may apportion the votes to one or more of the nominees. Broker non-votes and directions to withhold authority will not count as votes cast in the election.

    If any of the nominees mentioned below should be unavailable for election, a circumstance which is not expected, the person or persons voting your proxy may exercise discretion to vote for a substitute selected by the Board.

    All of the nominees are currently directors. Mr. George R. Baker is retiring from the Board and not standing for re-election at the meeting. Mr. Baker, whose service on the Board spans a period of 24 years, will long be remembered for his insight and dedication, and for his many contributions to Grainger's growth and development.

    The nominees have provided the following information about themselves. Unless otherwise indicated, each of the nominees has served for at least the past five years in the principal business position currently or most recently held.

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Brian P. Anderson, age 49, is Senior Vice President and Chief Financial Officer of Baxter International Inc., a global medical products and service company that focuses on critical therapies for life-threatening conditions. Prior to assuming these positions in 1998, he served as Baxter's Vice President, Finance, a position assumed in 1997 after serving as Corporate Controller of Baxter. Previously, Mr. Anderson served as Baxter's Vice President, Corporate Audit. Before joining Baxter in 1991, he was a partner in the international accounting firm of Deloitte & Touche. Mr. Anderson is also a director of the Chicago Horticultural Society. He was first elected a director of Grainger in 1999 and is a member of the Audit Committee.
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Jere D. Fluno, age 58, is Vice Chairman of Grainger. He is also a director of Andrew Corporation, a member of the Board of Governors of the Chicago Stock Exchange, Incorporated, and a director of certain Chicago Stock Exchange subsidiaries. Mr. Fluno, who joined Grainger in 1969, has announced his intention to retire as Vice Chairman on July 1, 2000. He was first elected a director of Grainger in 1975.

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Wilbur H. Gantz, age 62, is Chairman and Chief Executive Officer of PathoGenesis Corporation, a biopharmaceutical company developing and marketing drugs for infectious diseases. He is also a director of The Gillette Company, Harris Bankcorp, Inc., Harris Bankmont, Inc., and Harris Trust and Savings Bank. Mr. Gantz was first elected a director of Grainger in 1985 and is Chairman of the Audit Committee.
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David W. Grainger, age 72, is Grainger's Senior Chairman of the Board, a position assumed in 1997 after serving as Chairman of the Board. He was Grainger's Chief Executive Officer until 1995 and President from 1992 to 1994. Mr. Grainger, who joined Grainger in 1952, was first elected a director of Grainger in 1953.
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Richard L. Keyser, age 57, is Grainger's Chairman of the Board, a position assumed in 1997, and Chief Executive Officer, a position assumed in 1995. Previously, he served as President and Chief Operating Officer of Grainger. Mr. Keyser is also a director of Rohm and Haas Company. He joined Grainger in 1986 and was first elected a director of Grainger in 1992.
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John W. McCarter, Jr., age 62, is President and Chief Executive Officer of The Field Museum of Natural History, a position assumed in 1996. He served as Senior Vice President of Booz, Allen & Hamilton Inc., a management consulting firm, until 1997. Mr. McCarter is also a director of A.M. Castle & Co. and HT Insight Funds, Inc. and a trustee of Harris Insight Funds Trust. He was first elected a director of Grainger in 1990 and is a member of the Board Affairs and Nominating Committee and the Compensation Committee.
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Neil S. Novich, age 45, is Chairman, President, and Chief Executive Officer of Ryerson Tull, Inc., the largest metal distributor and processor in North America. He became Chairman in 1999 and President and Chief Executive Officer in 1996. Previously, Mr. Novich served as Ryerson Tull's President and Chief Operating Officer. Before joining Ryerson Tull in 1994 as Chief Operating Officer, he was a director of Bain & Company, an international management consulting firm, and the head of that firm's Distribution and Logistics Practice. Mr. Novich is also a director of MetalSite, L.P. He was first elected a director of Grainger in 1999 and is a member of the Compensation Committee.

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James D. Slavik, age 47, is President, as well as a director, of Mark IV Capital, Inc., an investment company dealing in real estate and corporate investments. Until 1987, he served as an investment real estate broker of Coldwell Banker Commercial Real Estate Services, a real estate brokerage company. Mr. Slavik is also a director of Mountain Capital Corporation. He was first elected a director of Grainger in 1987 and is Chairman of the Board Affairs and Nominating Committee.
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Harold B. Smith, age 66, is Chairman of the Executive Committee, as well as a director, of Illinois Tool Works Inc., a manufacturer and marketer of engineered components and industrial systems and consumables. He is also a director of Northern Trust Corporation and a trustee of Northwestern Mutual Life Insurance Company. Mr. Smith was first elected a director of Grainger in 1981 and is a member of the Audit Committee and the Board Affairs and Nominating Committee.
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Fred L. Turner, age 67, is Senior Chairman of McDonald's Corporation, a restaurant licensor. He joined McDonald's Corporation in 1956 and assumed his current position in 1990, after serving that company as Chairman of the Board and Chief Executive Officer. Mr. Turner is also a director of Aon Corporation and Baxter International Inc. He was first elected a director of Grainger in 1984 and is Chairman of the Compensation Committee.
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Janiece S. Webb, age 46, is Senior Vice President of Motorola, Inc., a leading provider of electronic equipment, systems, components, and services produced for both U.S. and international markets, and the General Manager of its Personal Networks Group. Prior to assuming these positions in 1999, she served Motorola as Corporate Vice President and General Manager of its Internet Connectivity Solutions Group. Previously, Ms. Webb was a Corporate Vice President of Motorola and General Manager of the U.S. Markets Division of its Pan American Cellular Subscriber Group. She is also a director of OpenGrid, Inc. Ms. Webb first became a director of Grainger in 1995 and is a member of the Audit Committee and the Board Affairs and Nominating Committee.

MEETINGS AND COMMITTEES OF THE BOARD

    Six meetings of the Board were held in 1999. In addition, the directors acted once by unanimous consent during the year.

    The Board has three standing committees: Audit, Board Affairs and Nominating, and Compensation. Committee memberships are shown in the following table:

Name	Audit	Board Affairs and Nominating	Compensation

Brian P. Anderson	Member

George R. Baker		Member	Member

Wilbur H. Gantz	Chair

John W. McCarter, Jr.		Member	Member

Neil S. Novich			Member

James D. Slavik		Chair

Harold B. Smith	Member	Member

Fred L. Turner			Chair

Janiece S. Webb	Member	Member

    The Audit Committee, which met four times in 1999, makes recommendations to the Board concerning the annual appointment of the independent auditors, reviews the annual audit plan, and reviews the results of the annual audit with the independent auditors. In addition, the Audit Committee reviews the adequacy of internal controls with both the independent auditors and Grainger's internal auditors, and has oversight responsibilities for various aspects of certain employee benefit plans. Although the Audit Committee as well as the Board is apprised of the nature and costs of the non-audit services provided by the independent auditors, not all non-audit services are reviewed by the Audit Committee or the Board in advance. However, all services and fees are subsequently reviewed and approved by the Audit Committee. The Audit Committee reviews the independence of the independent auditors giving consideration to the possible effect of each audit and non-audit service on the firm's independence.

    The Board Affairs and Nominating Committee, which met two times in 1999, makes recommendations to the Board as to Board size, criteria for Board membership, and prospective nominees. It also makes recommendations regarding the make-up of the Board committees, makes periodic reviews with respect to senior management organization and corporate governance matters, and makes initial assessments regarding major issues or proposals. The Board Affairs and Nominating Committee has not established any formal policy or procedure for considering nominees recommended by shareholders.

    The Compensation Committee, which met three times in 1999, oversees Grainger's activities in the area of compensation and benefits (generally with regard to all employees and specifically with regard to elected officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the Board and/or shareholders for approval. The Compensation Committee also acts as the administration committee under various stock and incentive plans.

    A director who is not an employee of Grainger or any Grainger subsidiary is an alternate member of each Board committee of which the director has not been specifically appointed a member. An alternate committee member may serve for all purposes at a committee meeting in place of a specifically appointed member who is absent.

    Each of the directors, except for Ms. Webb, attended in person at least 75% of all 1999 meetings of the Board and Board committees on which the director served.

DIRECTOR COMPENSATION

    Directors who are not employees of Grainger or any Grainger subsidiary and who are elected at the meeting will receive for their services (i) a retainer fee for serving on the Board of $35,000 per annum and (ii) a retainer fee for serving as chair of any Board committee at the rate of $4,000 per annum. They also receive a fee of $1,000 for each Board and Board committee meeting attended.

    The retainer fee for Board service is paid to non-employee directors in the form of an annual award under the Director Stock Plan of unrestricted shares of Grainger common stock. The number of shares is equal to the retainer fee divided by the fair market value of a share of Grainger common stock at the time of award, rounded up to the next 10-share increment. Non-employee directors may elect to receive their retainer fees for serving as chair of a Board committee and/or their Board and Board committee meeting attendance fees in the form of stock units under the Director Stock Plan. These stock units, each of which is intended to be the economic equivalent of a share of Grainger common stock, are settled in cash after termination of service as a director or upon a "change in control" of Grainger. In addition, Grainger reimburses travel expenses relating to service as a director.

    Non-employee directors additionally receive an annual stock option award under the Director Stock Plan to purchase shares of Grainger common stock. The number of shares covered by each option is equal to $90,000 divided by the fair market value of a share of Grainger common stock at the time of award, rounded up to the next 10-share increment. The per-share option exercise price is 100% of that value. The options are fully exercisable upon award and have a 10-year term. Upon death, disability, or retirement after age 70 or with at least five years of Board service, the options remain exercisable for six years, but in no case beyond the original option term. If Board service terminates under any other circumstance, the options may be exercised only during the first 90 days following the termination.

    Stock ownership guidelines are applicable to non-employee directors. These guidelines provide for director ownership, within five years after election, of Grainger common stock and common stock equivalents having a value of at least five times the annual retainer fee for serving on the Board. Failure to comply with the guidelines will result in ineligibility to receive awards of stock options under the Director Stock Plan until the guidelines are met. All directors subject to the guidelines are in compliance with them.

    Directors who are employees of Grainger or any Grainger subsidiary do not receive any retainer fees for Board or Board committee service, Board or Board committee attendance fees, or stock options or stock units under the Director Stock Plan.

    In the ordinary course of business during 1999, Grainger and its subsidiaries engaged in various types of business transactions with, and with affiliates of, organizations with which Grainger directors are associated in their principal business occupations or otherwise. The transactions are not deemed material to any of the directors. Similar transactions, which are not expected to be material to any of the directors, are likely to occur in the future.

OWNERSHIP OF GRAINGER STOCK

    The table below shows how many shares of Grainger common stock the directors, the nominees, certain executive officers, and all directors and executive officers as a group beneficially owned as of March 6, 2000.

    Beneficial ownership is a term broadly defined by the SEC. In general, a person beneficially owns securities if the person, alone or with another, has voting power (the power to vote) or investment power (the power to sell) concerning the securities. Being able to acquire that power within 60 days, such as by exercising stock options, also results in beneficial ownership of securities. Unless otherwise indicated in the footnotes following the table, each of the named persons had beneficial ownership of the indicated number of Grainger shares by sole voting and investment power.

Beneficial Owner	Shares Beneficially Owned(1)	Option Shares Exercisable Within 60 Days(2)	Stock Units(3)	Total	Percentage of Common Stock(4)
David W. Grainger (5), (6), (7), (8) 100 Grainger Parkway Lake Forest, IL 60045	10,287,294	-0-	-0-	10,287,294	11.00%
James D. Slavik (5), (9), (10), (11), (12) 100 Bayview Circle Suite 4500 Newport Beach, CA 92660	8,077,600	4,060	5,564	8,087,224	8.64%
Brian P. Anderson	520	1,860	164	2,544	*
George R. Baker	3,320	4,060	10,148	17,528	*
Donald E. Bielinski (13), (14)	57,860	124,720	-0-	182,580	*
Wesley M. Clark (13), (15)	40,000	45,320	-0-	85,320	*
Jere D. Fluno (13), (16)	177,200	174,860	-0-	352,060	*
Wilbur H. Gantz	9,920	4,060	9,053	23,033	*
Richard L. Keyser (13), (17)	114,200	187,740	-0-	301,940	*
P. Ogden Loux (13), (18)	24,590	64,140	-0-	88,730	*
John W. McCarter, Jr. (19)	8,720	4,060	3,895	16,675	*
Neil S. Novich	1,520	1,860	125	3,505	*
Harold B. Smith (20)	35,720	4,060	5,564	45,344	*
Fred L. Turner	7,720	4,060	5,564	17,344	*
Janiece S. Webb (21)	6,482	4,060	3,141	13,683	*
Directors and Executive Officers as a group (13), (22), (23)	18,995,406	927,920	43,218	19,966,544	21.09%

(1) In some instances, shares are included as to which beneficial ownership has been disclaimed in reports filed with the SEC.

(2) In computing the percentage of shares owned by each person and by the group, these shares were added to the total number of outstanding shares for the separate calculations.

(3) Represents the number of stock units credited as of December 31, 1999 to the accounts of non-employee directors under the Director Stock Plan. Each stock unit is intended to be the economic equivalent of a share of Grainger common stock. These units are excluded from the computations of percentages of shares owned.

(4) An asterisk (*) indicates less than 1%.

(5) Messrs. Grainger and Slavik are the only persons known to be beneficial owners of more than 5% of Grainger common stock.

(6) Includes 1,028,896 shares held by The Grainger Foundation Inc., a charitable foundation, as to which shares Mr. Grainger has shared voting and investment power.

(7) Includes 1,124,720 shares held by various family trusts, as to which shares Mr. Grainger has shared voting and investment power.

(8) Includes 549,270 shares held by various family trusts, as to which shares Mr. Grainger, alone or with his wife, has voting and investment power.

(9) Excludes 688 shares held by Mr. Slavik's wife, as to which shares Mr. Slavik disclaims voting or investment power.

(10) Includes 6,437,360 shares held by certain family-owned corporations, as to which shares Mr. Slavik has sole voting power and shared investment power.

(11) Includes 784,356 shares held by various family trusts, as to which shares Mr. Slavik has shared voting and investment power.

(12) Includes 146,996 shares held by various family trusts or as custodian for family members, as to which shares Mr. Slavik has sole voting and investment power.

(13) Includes shares of restricted stock as follows: Mr. Bielinski, 40,000 shares; Mr. Clark, 40,000 shares; Mr. Fluno, 80,000 shares; Mr. Keyser, 100,000 shares; Mr. Loux, 20,000 shares; and all directors and executive officers as a group, 392,000 shares. These shares, which are held under the 1990 Long Term Stock Incentive Plan, are not transferable and are subject to forfeiture during the restricted period.

(14) Includes 8,520 shares as to which Mr. Bielinski has shared voting and investment power with his wife.

(15) Excludes 4,000 shares held by Mr. Clark's wife, as to which shares Mr. Clark disclaims voting or investment power.

(16) Includes 88,600 shares as to which Mr. Fluno has shared voting and investment power with his wife.

(17) Includes 14,100 shares as to which Mr. Keyser has shared voting and investment power with his wife.

(18) Excludes 400 shares held by Mr. Loux's wife, as to which shares Mr. Loux disclaims voting or investment power.

(19) Includes 8,720 shares as to which Mr. McCarter has shared voting and investment power with his wife.

(20) Includes 32,000 shares as to which Mr. Smith has shared voting and investment power.

(21) Excludes 350 shares held by Ms. Webb's husband, as to which shares Ms. Webb disclaims voting or investment power.

(22) Includes 10,071,694 shares as to which members of the group have shared voting and/or investment power.

(23) Excludes 5,938 shares held by certain family members, as to which shares members of the group disclaim voting or investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires that Grainger's directors, executive officers, and 10% shareholders file with the SEC reports concerning their ownership, and changes in their ownership, of Grainger equity securities. Based on a review of copies of the reports provided to us during 1999 and representations of those persons, the Company believes that these filing requirements were met during the year.

EXECUTIVE COMPENSATION

Summary Compensation Information

    This table provides summary information about compensation paid to or accrued for the named executive officers for services during the years ended December 31, 1999, 1998, and 1997:

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position (at 12/31/99)
	Year	Salary	Bonus (1)	Restricted Stock Awards (2)	Stock Options (Shares)	All Other Compensation (3)
Richard L. Keyser Chairman of the Board and Chief Executive Officer	1999 1998 1997	$720,000 679,200 594,000	$194,400 678,521 550,638	-0- -0- -0-	65,160 46,000 43,060	$191,315 218,366 188,034
Donald E. Bielinski Group President	1999 1998 1997	$410,040 372,000 343,440	$92,258 298,411 223,870	$-0- 1,089,375 -0-	33,710 17,540 15,900	$96,830 105,684 91,753
Wesley M. Clark Group President	1999 1998 1997	$410,040 372,000 304,000	$92,258 291,325 223,870	$-0- 1,089,375 -0-	33,710 17,540 15,900	$95,860 105,684 69,497
Jere D. Fluno Vice Chairman	1999 1998 1997	$542,520 521,640 501,600	$130,205 463,216 430,327	-0- -0- -0-	43,520 27,260 32,320	$137,528 165,954 160,917
P. Ogden Loux Senior Vice President, Finance and Chief Financial Officer	1999 1998 1997	$330,000 300,000 270,000	$66,330 198,126 162,486	-0- -0- -0-	24,300 13,500 15,900	$72,126 81,976 64,513

(1) Represents amounts paid under annual cash incentive programs.

(2) Represents the fair market value on the date of award of restricted stock awarded under the 1990 Long Term Stock Incentive Plan. Shares of restricted stock have the same rights, including dividend and voting rights, as other shares of Grainger common stock. As of December 31, 1999, Messrs. Keyser, Bielinski, Clark, Fluno, and Loux held 100,000, 40,000, 40,000, 80,000, and 20,000 shares of restricted stock, having then-current market values of $4,781,250, $1,912,500, $1,912,500, $3,825,000, and $956,250, respectively. The shares are scheduled to vest in November 2006, except for 20,000 shares held by each of Messrs. Bielinski and Clark, which are scheduled to vest in May 2008, in all cases assuming continuation of employment. The Plan provides for acceleration of vesting of all outstanding restricted stock in the event of a "change in control" of Grainger and authorizes the Compensation Committee of the Board to accelerate vesting of outstanding restricted stock in cases of retirement or other termination of employment. With respect to Messrs. Keyser and Fluno, acceleration of vesting will also occur in the event of death or disability.

(3) Represents amounts accrued under Grainger's non-contributory profit sharing plan, in which most Grainger employees participate, and the related supplemental profit sharing plan.

Stock Option Grants

    This table contains information about grants of stock options during the year ended December 31, 1999 to the named executive officers.

Name	Options Granted (Shares)	Percentage of Total Options Granted to Employees in 1999	Exercise or Base Price (Per Share) (1)	Earliest Exercise Date (2)	Expiration Date	Grant Date Present Value (3)
Richard L. Keyser	65,160	5.35%	$48.6250	4/28/02	4/27/09	$1,087,520
Donald E. Bielinski	33,710	2.77%	$48.6250	4/28/02	4/27/09	562,620
Wesley M. Clark	33,710	2.77%	$48.6250	4/28/02	4/27/09	562,620
Jere D. Fluno	43,520	3.57%	$48.6250	4/28/02	4/27/09	726,349
P. Ogden Loux	24,300	2.00%	$48.6250	4/28/02	4/27/09	405,567

(1) The per-share option exercise price equals the per-share closing price of Grainger common stock reported in the Composite Tape for New York Stock Exchange listed stocks for the business day before the date of grant. Stock optionees presently may make payment of the exercise price of stock options by delivering already owned shares of Grainger common stock (based on the fair market value of the shares at the time). Stock optionees presently may also direct that shares of Grainger common stock otherwise deliverable upon exercise (based on the fair market value of the shares at the time) be withheld in satisfaction of withholding tax obligations arising from exercise.

(2) All options were granted under the 1990 Long Term Stock Incentive Plan on April 28, 1999 and are scheduled to become fully exercisable three years following that date. The Plan provides for acceleration of exercisability of all outstanding options in the event of a "change in control" of Grainger.

(3) The amounts shown are based on the Black-Scholes option pricing model. Material assumptions incorporated into this model in estimating the value of the options are consistent with those required by Statement of Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation) and include the following:

  a.
  Exercise price of $48.6250.

  b.
  Expected term of 7.0 years.

  c.
  Interest rate of 6.77%.

  d.
  Volatility of 20.13%.

  e.
  Dividend yield of 1.46%.

    The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Stock Option Exercises and Holdings

    This table contains information about stock options exercised by the named executive officers during 1999 and the number of shares of Grainger common stock covered by, and the value of, outstanding stock options held by them at December 31, 1999.

			Number of Securities Underlying Unexercised Options at 12/31/99 (3)		Value of Unexercised In-the-Money Options at 12/31/99 (3)
Name	Shares Acquired on Exercise (1)	Value Realized (2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard L. Keyser	17,800	$471,143	144,680	154,220	$2,448,920	$454,821
Donald E. Bielinski	16,000	486,000	108,820	67,150	2,287,752	167,944
Wesley M. Clark	-0-	-0-	29,420	67,150	469,876	167,944
Jere D. Fluno	37,520	1,124,426	142,540	103,100	2,499,149	341,380
P. Ogden Loux	10,640	301,440	48,240	53,700	891,047	167,944

(1) The figures shown are the numbers of shares covered by the exercised stock options.

(2) The amounts shown are the differences between the per-share stock option exercise prices and fair market values of Grainger common stock on the dates of exercise, multiplied by the number of shares covered by the exercised stock options.

(3) The exercisability of unexercisable stock options is accelerated upon the optionee's retirement or upon a "change in control" of Grainger. The dollar amounts shown are the differences between the per-share stock option exercise prices and the closing price of Grainger common stock on December 31, 1999 of $47.8125 per share, as reported in the Composite Tape for New York Stock Exchange listed stocks, multiplied by the number of shares covered by the unexercised stock options.

Other Benefits

    The Executive Deferred Compensation Plan permitted participants selected by a committee of management to elect a salary reduction of between 5% and 15% (or more with special agreement) for up to four years. Grainger allocated to participants' accounts an additional 15% of the salary reduction to reflect reduced profit sharing plan contributions. Under the related Plan Agreement, a participant is entitled to 180 monthly payments, commencing at age 65, in an annual amount that is based upon the amount of the salary reduction, the additional amount allocated by Grainger, and the number of years from deferment to normal retirement age. Reduced or increased payments are provided if the participant begins receiving payments before or after age 65. If Grainger reduces Plan benefits or terminates the Plan, or if there is a "change in control" of Grainger, various benefits are provided to the participant, ranging from a return of the amount of salary deferral plus interest to a lump-sum benefit equal to the present value of a projected payment stream. If a participant dies before retirement or before having received the full amount of the benefits, the balance will be paid to the participant's designated beneficiary. Although payment deferrals have not been permitted for several years, Messrs. Keyser, Bielinski, and Fluno and certain other key executives had elected to defer salary payments under the Plan for prior years. If Messrs. Keyser, Bielinski, and Fluno commence receiving payments under the Plan at age 65, their monthly payments would be $10,509, $3,664, and $26,207, respectively.

    A committee of Grainger management determines participation in Grainger's Executive Death Benefit Plan. The beneficiary of a participant who dies while employed by Grainger is generally entitled to 120 monthly payments of 50% of the participant's monthly compensation, calculated on the basis of salary and target bonus under the applicable cash incentive program. An after-tax, lump-sum benefit approximating the participant's annual salary and annual target bonus under the applicable cash incentive program is payable to a participant's designated beneficiary upon death after retirement. In the event of a "change in control" of Grainger, the Plan assumes retirement on that date if the participant is then eligible for retirement (with the participant being credited with an additional three years of age and service for this purpose). The Plan then provides for a lump-sum payment of the present value of the post-retirement benefit on the basis of the participant's death at age 80. All of the named executive officers and certain other key executives participate in the Plan.

    Grainger has purchased and owns life insurance contracts to reduce its exposure relating to the Executive Deferred Compensation Plan and the Executive Death Benefit Plan.

    Grainger provides a separation benefit to certain full-time employees upon termination of employment (other than for cause) at age 55 or later with at least 15 years of service. This benefit is equal to one week's regular pay for each two full years of continuous employment accrued prior to December 31, 1984, with a maximum of 13 weeks' pay. Messrs. Keyser, Clark, and Loux joined Grainger after December 31, 1984 and will not receive the separation benefit. Had they been eligible and terminated their employment as of the date of this proxy statement, Mr. Fluno (who is eligible) and Mr. Bielinski (who is not yet eligible because of age) would have received a separation benefit of $73,032 and $57,697, respectively.

    All of the named executive officers and certain other key executives have entered into Change In Control Employment Agreements with Grainger. Under each Agreement, the executive is entitled to certain benefits if, within a two-year period following a "change in control" of Grainger, (a) Grainger terminates the executive's employment other than for "cause," (b) the executive terminates employment with Grainger for "good reason," or (c) in the case of the named executive officers, the executive terminates employment with Grainger for any reason within the 30-day period following the one-year anniversary of the "change in control." Benefits include a lump-sum payment generally equal to a multiple of the sum of (i) the executive's annual salary, (ii) the higher of the executive's target annual bonus or the average of the executive's last three annual bonuses, and (iii) in connection with Grainger's non-contributory profit sharing plans, a percentage of annual salary and bonus equal to the greater of (x) the highest percentage of covered compensation contributed by Grainger under the plans for any of the last three fiscal years or (y) 15%. The multiple mentioned above is three in the case of the named executive officers and two in the case of most of the other key executives. Benefits additionally include continuation of health and dental benefits for a number of years equal to the applicable multiple. Each Agreement further provides that the executive is to be made whole on an after-tax basis with respect to excise tax due as a consequence of payments (whether or not under the Agreement) being classified as "parachute payments" under section 280(G) of the Internal Revenue Code. In certain cases the lump-sum payment upon termination is limited under the Agreement to an amount below which this excise tax would be due.

    U.S. employees who have not entered into Change In Control Employment Agreements with Grainger are generally subject to a Change In Control Severance Policy. Under the Policy employees whose employment with Grainger is terminated other than for "cause" or who resign under certain circumstances within two years following a "change in control" of Grainger are entitled to certain benefits. These benefits are severance pay and continuation of health and dental benefits in amounts and for durations that are based upon years of service, pay, and other factors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

    This report of the Compensation Committee of the Board (the "Committee") discusses the Company's compensation policy and programs for the Chairman and Chief Executive Officer and others who served as executive officers during the year.

    The Committee administers the Company's executive compensation programs and recommends to the Board the compensation for all executive officers. In this connection, the Committee considers information and data supplied by management and by an independent compensation and benefits consultant. All members of the Committee are non-employee directors.

Executive Compensation Policy

    The purpose of the executive compensation programs is to enable the Company to attract and retain qualified executives and to provide appropriate incentives, including equity incentives, to support the achievement of the Company's business goals. The overall program includes variable pay components which link total executive compensation to the creation of shareholder value over the long term.

    For purposes of the Company's total compensation objective, total compensation consists of base salary, cash incentive compensation, stock options, and benefits. When Company performance is at target, the Company's objective is to pay executive officers total compensation at least at the size-adjusted median of total compensation paid to executive officers by a representative group of companies that are considered to be relevant competitors for executive talent. All elements of recurring compensation are valued to determine the Company's posture relative to these comparator companies.

    The companies used for compensation comparison purposes are not the same companies used to compare total shareholder return in the stock price performance graph. The companies in the stock price performance graph are those comprising the Dow Jones Electrical Components & Equipment Index. However, the Company's "market" for executive talent is broader than that index. The compensation comparator group used is representative of the types of major companies with whom the Company historically competes for talent.

Base Salaries

    The Committee reviews base salaries annually. Adjustments to base salaries are determined based on an evaluation of the competitive market, individual performance, position in the salary range (where applicable), experience of the executive, and internal equity issues. After evaluating the competitive market, a merit increase program for all exempt employees was approved by the Committee for 1999. Salary adjustments to executive officers that were unrelated to promotions were consistent with these salary objectives.

Cash Incentives

    The Management Incentive Plan (MIP), in which executive officers and other key managers participated, emphasized improvements in economic earnings. The concept of economic earnings recognizes the fact that capital providers have a required rate of return on their investment. Economic earnings occur only after the Company's earnings exceed this required return. Improved economic earnings result from one or more of the following:

  •
  Increasing the return on existing investments;

  •
  Making new investments that have returns exceeding the Company's cost of capital; and

  •
  Reducing or eliminating investments that have returns which fail to meet the Company's cost of capital.

    The MIP was structured to provide an appropriate balance between short-term and long-term results and to equate the interests of management with those of the shareholders by providing to participants bonuses corresponding with long-term improvements in shareholder value.

    Target bonuses under the MIP and similar programs were based on a review of competitive market practice and ranged from 5% to 90% of base salary. Actual MIP bonuses were a function of target bonuses, reflecting application of a quantitative component and a qualitative component. The quantitative component was based on Companywide performance. The qualitative component consisted of a discretionary factor under which total MIP bonuses may be adjusted upwards or downwards in an amount not exceeding 10% of participants' base salaries. Certain of the Company's executive officers participated in the MIP only with respect to a part of their total bonus opportunity. With respect to the balance, these executive officers participated in cash incentive programs based on the performance of their respective business units.

    Results for 1999 yielded no MIP bonuses under the quantitative component. With respect to the year, the Committee applied the qualitative component positively adjusting MIP bonuses to the extent allowable and awarded a special cash bonus to most MIP participants. These actions were taken in recognition of the negative short-term impact of capital and other expenditures that were of a long-term strategic nature and incurred in connection with critical forward-looking initiatives. The expenditures principally related to the installation of a complex new enterprise resource planning system expected to provide improved functionality, efficiency, and capacity, to the significant Internet Commerce investments designed to strengthen the Company's leadership position in business-to-business MRO sales in the digital marketplace, and to the development of related alliances intended to position the Company for future growth. The special cash bonus further addressed certain retention issues associated with the increasingly competitive market for executive, managerial, and technical talent. Executive officers and other officers of the Company, however, did not participate in the special cash bonus.

    The Chairman and Chief Executive Officer, the Vice Chairman, and the Senior Chairman participated in the Office of the Chairman Incentive Plan (OCIP) for 1999. OCIP bonuses, which are limited to an incentive fund determined by reference to the Company's reported net earnings, were calculated for the year on the basis of the same qualitative MIP component as described above. OCIP participants did not receive any special cash bonus.

Stock Options

    Stock options are awarded at an option price not less than the fair market value of the underlying Company common stock on the date of award. The annual stock option program is considered an important means of aligning the financial interests of executive officers and other key employees to the longer term financial interests of the shareholders. The number of option shares awarded at each level in the organization under the program is designed to provide an economic value that is competitive with awards made by other companies to those with comparable jobs.

    With respect to 1999, a special award of stock options was made in 2000 to most officer MIP participants who did not receive the special cash bonus described above. This award, having an option price equal to the fair market value of the underlying Company common stock on the date of the award, was intended to provide further incentive to achieve long-term growth of the business and to reflect the added potential for that growth resulting from 1999 efforts.

Restricted Stock Award

    Effective in November 1996, the Company awarded restricted stock (generally subject to forfeiture if employment terminates before the end of a 10-year restricted period) to executive and other officers of the Company, in each case subject to the execution of a confidentiality and non-competition agreement with the Company. Similar awards and agreements have been granted to executives who have been promoted to or otherwise assumed eligible officer positions since the original award date. Objectives of the awards and agreements are to protect proprietary Company information, to preserve the Company's competitive advantages, particularly in termination of employment situations, to align more closely the interests of executives with those of shareholders, to provide a strong executive retention incentive, and to provide for executive continuity.

Stock Ownership Guidelines

    Ownership of Company common stock can encourage executives to consider the shareholder impact of their decisions and to act to increase shareholder value. In 1996, the Company established stock ownership guidelines for its officers. The Chairman and Chief Executive Officer, the Vice Chairman, and the Senior Chairman were required to achieve stock ownership of at least five times annualized base salary. The Group Presidents were required to achieve stock ownership of at least four times annualized base salary. Other officers were required to achieve stock ownership of either three times or two times their annualized base salary. These ownership guidelines must be met within three years of the establishment of the guidelines or within three years of being named an officer, whichever comes last. Officers who fail to achieve these ownership levels will not be eligible to receive any stock-based awards until such time as the ownership levels are again achieved. The Company believes that these ownership guidelines are important in aligning the interests of the officers of the Company and the shareholders. All officers subject to the guidelines are in compliance with them.

Executive Death Benefits

    The death benefit component of the executive compensation programs consists of the Executive Death Benefit Plan, which is discussed in an earlier section.

Other Benefits

    Most other benefits, including profit sharing and various welfare benefits, provided to executives are comparable to those provided to the majority of salaried and hourly Company employees.

Deductibility of Executive Compensation

    Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation over $1 million per fiscal year paid to the company's chief executive officer and its four other most highly compensated executive officers serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as "performance-based" compensation. A Company objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with Company strategies and goals. Awards under the OCIP and gains on exercises of stock options awarded under the 1990 Long

Term Stock Incentive Plan are considered to be "performance-based" compensation not subject to the Section 162(m) deductibility limit.

                      Fred L. Turner, Chairman
                      George R. Baker
                      John W. McCarter, Jr.
                      Neil S. Novich

                      Members of the Compensation Committee
                      of the Board of Directors

COMPANY PERFORMANCE

    This stock price performance graph compares the cumulative total return on an investment in Grainger common stock with the cumulative total return of an investment in each of the S&P 500 Stock Index and the Dow Jones Electrical Components & Equipment Index. It covers the period commencing December 31, 1994 and ending December 31, 1999. The graph assumes that the value for the investment in Grainger common stock and in each index was $100 on December 31, 1994 and that all dividends were reinvested.

Fiscal Year Ended December 31

	December 31,
	1994	1995	1996	1997	1998	1999
W.W. Grainger, Inc.	$100	$116	$143	$175	$152	$177
S&P 500 Stock Index	100	138	169	226	290	351
Dow Jones Electrical Components & Equipment Index	100	131	159	196	229	296

APPOINTMENT OF INDEPENDENT AUDITORS

    As recommended by the Audit Committee, the Board has appointed Grant Thornton LLP as Grainger's independent auditors for the year ending December 31, 2000. This appointment will be submitted for ratification at the meeting. Grant Thornton LLP and its predecessors have served as Grainger's independent auditors for approximately 60 years. Representatives of Grant Thornton LLP are expected to be present at the meeting to respond to appropriate questions of shareholders and to make any desired statements.

    The Board recommends a vote FOR the proposal to ratify the appointment of independent auditors.

    Approval of the proposal requires the affirmative votes of a majority of the shares of Grainger common stock represented in person or by proxy at the meeting. Broker non-votes and abstentions will have the same effect as votes against the proposal. In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors for the next year.

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0945-PS-00

DETACH HERE

COMMON PROXY	W.W. GRAINGER, INC.	COMMON PROXY

100 Grainger Parkway, Lake Forest, IL 60045-5201
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for Annual Shareholders' Meeting, April 26, 2000

    The undersigned hereby appoints Richard L. Keyser, Jere D. Fluno, and David W. Grainger, and each of them, proxies of the undersigned with full power of substitution to represent the undersigned and to vote all of the shares of the Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of W.W. Grainger, Inc. to be held on April 26, 2000 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present and voting thereat.

    A majority of said proxies or substitutes who shall be present at the meeting may exercise all powers hereunder. All proxies will be voted as specified. If no specification is made, the proxy will be voted FOR items 1 and 2. If authority is given to vote for the election of directors, this proxy may be voted cumulatively for directors as set forth in the proxy statement.

SEE REVERSE SIDE	CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE	SEE REVERSE SIDE

Vote by Telephone		Vote by Internet
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Follow these four easy steps:		Follow these four easy steps
1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683)	2.	Go to the Website http://www.eproxyvote.com/gww
3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.	3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.
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Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

X	Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

1. Election of Directors.

Nominees: (01) Brian P. Anderson, (02) Jere D. Fluno,
(03) Wilbur H. Gantz, (04) David W. Grainger, (05) Richard L. Keyser,
(06) John W. McCarter, Jr., (07) Neil S. Novich, (08) James D. Slavik,
(09) Harold B. Smith, (10) Fred L. Turner, (11) Janiece S. Webb

FOR ALL NOMINEES	/ /	/ /	WITHHELD FROM ALL NOMINEES
/ /
FOR, except vote withheld from nominees named above
2.	Proposal to ratify appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 2000.	FOR / /	AGAINST / /	ABSTAIN / /
3.	In their discretion upon such other matters as may properly come before the meeting.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	/ /
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	/ /

Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such.

Signature:	Date:	Signature:	Date:

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W.W. GRAINGER, INC. 100 Grainger Parkway, Lake Forest, IL 60045-5201 (847) 535-1000
W.W. GRAINGER, INC. 100 Grainger Parkway, Lake Forest, IL 60045-5201 (847) 535-1000
Table of Contents
INTRODUCTION
ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
OWNERSHIP OF GRAINGER STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
COMPANY PERFORMANCE
Fiscal Year Ended December 31
APPOINTMENT OF INDEPENDENT AUDITORS